Exhibit 99.1

October 9, 2012

A. O. Smith announces Jones to become executive chairman,

Rajendra named chief executive officer

Milwaukee, Wis.—The A. O. Smith Corporation (NYSE:AOS) Board of Directors today announced Paul W. Jones will transition from chairman and chief executive officer to executive chairman of the corporation, effective Jan. 1, 2013, at which time, Ajita G. Rajendra will assume the role of president and chief executive officer.

In this newly created role, Jones will continue to lead the company’s Board of Directors as the executive chairman and will remain actively involved in the company’s strategy development, mergers and acquisitions, investor relations, and developing executive talent for the Milwaukee-based water technology company.

Rajendra, who is currently president and chief operating officer, will assume the role of chief executive and have responsibility for strategy development and implementation, profitability, and shareholder returns for the company which has nearly $2 billion in sales, 17 manufacturing operations, and more than 10,500 employees worldwide.

“With our water technology strategy well under way, now is an appropriate time to transition the chief executive responsibilities to Ajita, who was actively involved in the development of this strategy,” Jones commented. “In addition, he is well known and respected throughout the industry and is an outstanding business person with strategic vision and excellent execution skills. He is passionate about taking care of customers and delivering outstanding returns to our shareholders. Under his leadership, I am confident A. O. Smith will continue to grow and become one of the leading water technology companies in the world.”

“Paul Jones has had a significant impact on our company by spearheading the strategic action of becoming a focused, global water technology company,” said Ronald D. Brown, lead director of the company. “He and his team have assembled an impressive list of accomplishments which have contributed to the company’s total shareholder return of nearly 10 times that of the S&P 500 over the past five years,” Brown pointed out.

“The board views this important leadership transition as well planned and well executed,” Brown observed. “We’re fortunate to have Paul in a position to concentrate on the critical areas of identifying and pursuing acquisition candidates as well as enhancing the ‘bench strength’ of our executive ranks to support our growth aspirations. And Ajita brings to the chief executive role more than 30 years of industry experience and a proven track record of accomplishment at A.O. Smith, more than doubling sales and increasing profitability by nearly five fold during his tenure with the company. The board is excited at the prospect of having these two talented executives working together to create additional value for our shareholders.”

“This is an excellent opportunity for Paul and me to further strengthen our company,” Rajendra observed. “Both of us feel positive about the long-term outlook for A. O. Smith. I am committed to continue the current strategy, grow the business, and provide meaningful returns to our shareholders.”

Jones joined A. O. Smith in January 2004 as president and chief operating officer and was named to the company’s Board of Directors in December of that year. He was named chairman and chief executive officer in December 2005.

In addition to the A. O. Smith board, he is a member of the Federal-Signal Corporation and the Integrys Energy Corporation Boards of Directors. Jones also is a member of the Business Roundtable, the U.S. Chamber of Commerce, the National Association of Manufacturers (NAM), and serves on the Executive Committee of the Board of Trustees of MAPI.

Jones is also very active in the Milwaukee-area community serving on several non-profit boards, including the Boys and Girls Clubs of Greater Milwaukee and Children’s Hospital of Wisconsin. During 2012, he is serving as co-chair of the United Way of Greater Milwaukee community campaign.

Rajendra joined A. O. Smith in February 2005 as president of its Water Products Company, a manufacturer of residential and commercial water heaters and boilers, and was named an executive vice president of the corporation in 2006. He was named president and chief operating officer in August 2011 and was elected to the company’s Board of Directors in December of that year.

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Rajendra is a member of the Board of Directors of Donaldson Company, a manufacturer of filtration products headquartered in Minneapolis, Minn. He is currently serving as chairman of the Air-conditioning, Heating, and Refrigeration Institute (AHRI).

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in integrating the Lochinvar acquisition or achieving the disclosed accretion, cost synergies and/or global expansion opportunities related to the acquisition; weakening in the high efficiency boiler market or slowdown in the transition from non-condensing to condensing boilers; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; adverse general economic conditions and capital market deterioration; and the impact of accounting for acquisitions on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s largest manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the leading brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.

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